Exhibit 99.1

Dice Holdings, Inc. Reports Third Quarter 2008 Results

•	Revenues increased 4% to $39.6 million

•	Operating income grew 7% to $11.0 million

•	Net income totaled $6.4 million

•	Diluted earnings per share grew 43% to $0.10

•	Cash flow from operations increased 22% to $13.1 million

•	Adjusted EBITDA totaled $17.6 million (See “Notes Regarding the Use of Non-GAAP Financial Measures”)

•	Total debt outstanding reduced by $40 million to $81.5 million

New York, New York, October 23, 2008—Dice Holdings, Inc. (NYSE: DHX), a leading provider of specialized career websites for professional communities, today reported financial results for the quarter ended September 30, 2008.

Third Quarter Operating Results

Total revenues for the quarter ended September 30, 2008 increased 4% to $39.6 million versus $38.1 million in the comparable quarter of 2007, primarily driven by increased revenues at the international operations of eFinancialCareers.

Operating income for the quarter ended September 30, 2008 grew 7% to $11.0 million from $10.3 million in the comparable quarter of 2007, as a result of higher revenues and lower amortization of intangible assets.

Net income for the quarter ended September 30, 2008 totaled $6.4 million, an increase of 52% from $4.2 million in the quarter ended September 30, 2007. This increase was partially impacted by a lower effective tax rate in the quarter as a result of changes in the non-U.S. and state statutory rates. The Company anticipates its effective tax rate will be approximately 35% in future periods.

Diluted earnings per share were $0.10 for the quarter ended September 30, 2008, an increase of 43% from $0.07 diluted earnings per share in the quarter ended September 30, 2007.

Net cash provided by operating activities for the quarter ended September 30, 2008 was $13.1 million, an increase of 22% from $10.8 million in the comparable quarter of 2007.

Adjusted EBITDA for the quarter ended September 30, 2008 was $17.6 million, compared with $17.2 million for the third quarter of 2007, an increase of 3%. See “Notes Regarding the Use of Non-GAAP Financial Measures.”

Operating Segment Results

For the quarter ended September 30, 2008, DCS Online revenues were $27.2 million or 69% of Dice Holdings’ consolidated revenues, representing a 2% increase over the comparable 2007 quarter. The increase was driven by a slight increase in average revenue per recruitment package customer at Dice.com, as well as a 24% increase in revenues at ClearanceJobs.

eFinancialCareers, which accounted for 25% of Dice Holdings’ consolidated revenues in the third quarter of 2008, consists of the eFinancialCareers operations outside of North America. For the quarter ended September 30, 2008, eFinancialCareers revenues grew 18% to $9.9 million (or 16% after adding back the impact of deferred revenue written off in connection with the October 2006 acquisition of eFinancialCareers to the third quarter 2007 results). Continental Europe, the Middle East and Asia Pacific each grew substantially in the quarter.

The remaining businesses operated by Dice Holdings, which include the eFinancialCareers operations in North America, JobsintheMoney.com and Targeted Job Fairs, are reported in the Other category. Other revenues decreased 19% to $2.6 million (or 21% after adding back the impact of deferred revenue written off in connection with the October 2006 acquisition of eFinancialCareers to the third quarter 2007 results). The decline was primarily driven by reduced demand for job fairs and a decrease in revenues at JobsintheMoney.

Nine Month Operating Results

Total revenues for the nine months ended September 30, 2008 increased 16% to $119.5 million, compared to $102.8 million in the comparable period in 2007. The increase was driven by solid performance at both eFinancialCareers and Dice.com.

By segment, DCS Online revenues increased 9% to $81.7 million for the nine month period ended September 30, 2008. In the same period, eFinancialCareers contributed revenues of $29.6 million, an increase of 48% (or 42% after adding back the impact of deferred revenue written off in connection with the October 2006 acquisition of eFinancialCareers to the nine months ended September 30, 2007 results). Other revenues grew 7% to $8.2 million (or decreased 2% after adding back the impact of deferred revenue written off in connection with the October 2006 acquisition of eFinancialCareers to the nine months ended September 30, 2007 results).

Operating income for the nine months ended September 30, 2008 increased 40% to $31.6 million from $22.6 million in the comparable period in the prior year. Income from continuing operations for the nine months ended September 30, 2008 totaled $17.7 million, an increase of 85% from $9.6 million in the comparable period of 2007. Net income for the nine months ended September 30, 2008 increased 33% to $18.2 million from $13.7 million in the comparable period in the prior year.

For the nine month period ended September 30, 2008, net cash provided by operating activities increased 31% to $50.2 million compared with $38.2 million for the same period last year.

Adjusted EBITDA for the nine months ended September 30, 2008 was $51.2 million, compared with $43.9 million for the same period in 2007, an increase of 17%. See “Notes Regarding the Use of Non-GAAP Financial Measures.”

Balance Sheet

Deferred revenue at September 30, 2008 was $44.9 million compared to $43.9 million at September 30, 2007.

Net debt, defined as total debt less cash and cash equivalents and marketable securities, was $21.7 million at September 30, 2008, consisting of total debt of $100.3 million minus cash and cash equivalents and marketable securities of $78.6 million. This compares to a net debt balance of $31.4 million at June 30, 2008, consisting of total debt of $121.7 million minus cash and cash equivalents and marketable securities of $90.3 million. The decrease in total debt was a result of the Company prepaying, in September 2008, $21.4 million of the term loan portion of its Amended and Restated Credit Facility which matures in March 2012.

Recent Development

In mid-October 2008, the Company prepaid an additional $18.5 million on the term loan portion of its Amended and Restated Credit Facility. As of October 23, 2008, the Company has $81.5 million outstanding under the term loan. Additionally, the $75 million revolving credit facility remains undrawn.

Management Comments

Scot Melland, Chairman, President and Chief Executive Officer, commented “Given today’s challenging economic environment, it will come as no surprise that recruitment activity is slowing. However, in the third quarter, we continued to see success providing access to highly skilled professionals to our customers. This is highlighted by our modest growth at Dice and 24% growth in local currencies at eFinancialCareers’ international operations, including substantial growth in Asia and the Middle East.” Mr. Melland continued, “As we look ahead to the fourth quarter and 2009, we believe that market conditions will deteriorate further, which will impact our customer and billings performance. However, we are confident in our long term market opportunity and ability to capitalize on it as economic conditions improve.”

Michael Durney, Senior Vice President, Finance and Chief Financial Officer, noted “The financial model continued to deliver in the third quarter with Adjusted EBITDA margins of 44% and more than $13 million in free cash flow generated. Our model allows us substantial discretion in managing during this increasingly difficult environment both generating cash flow and continuing to invest to satisfy our customers.” Mr. Durney added, “We have repaid $40 million of debt using cash generated throughout the year. Our priorities for cash deployment remain the same: looking for investment opportunities, while actively optimizing our capital structure.”

Business Outlook

As of October 23, 2008, the Company anticipates the following financial performance for the quarter and year ending December 31, 2008:

	Quarter ending December 31, 2008	Fiscal Year 2008
Total Revenue	$35.5 – 36.5 mm	$155 – 156 mm

Estimated Contribution by Segment
DCS Online	72%	69%
eFinancialCareers	22%	24%
Other	6%	7%

Sales & Marketing expense	$12.5 – 13.0 mm	$57.7 – 58.2 mm

Adjusted EBITDA	$15.7 – 16.7 mm	$67 – 68 mm

Depreciation and amortization	$5.1 – 5.2 mm	$20.6 – 20.7 mm
Non-cash stock compensation expense	$1.4 – 1.5 mm	$5.6 – 5.7 mm
Interest expense, net	$1.6 – 1.7 mm	$7.7 – 7.8 mm
Other expense, net	—	$1.0 mm
Income taxes	$2.4 – 2.6 mm	$9.3 – 9.5 mm

Income from continuing operations	$4.5 – 5.0 mm	$22.2 – 22.7 mm

Adjusted EBITDA Margin	44 – 45%	43 – 44%

Fully diluted share count	65 – 66 mm	65 – 66 mm

Conference Call Information

The Company will host a conference call to discuss third quarter results today at 8:30 a.m. Eastern Time. Hosting the call will be Scot W. Melland, Chairman, President and Chief Executive Officer, and Michael P. Durney, Senior Vice President, Finance and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 866-800-8651 or for international callers by dialing 617-614-2704; the participant passcode is 92705562. A replay will be available two hours after the call and can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers; the replay passcode is 90123936. The replay will be available until October 30, 2008. The call will also be webcast live from the Company’s website at www.diceholdingsinc.com under the Investor Relations section.

Upcoming Event

The Company is pleased to announce its participation in the SunTrust Robinson Humphrey 2008 Business Services Unconference to be held November 6, 2008 in New York City. Mr. Michael Durney, Senior Vice President, Finance and Chief Financial Officer, will be hosting meetings with investors.

Investor & Media Contact:

Jennifer Bewley

Director, Investor Relations

Dice Holdings, Inc.

212.448.4181 | IR@dice.com

About Dice Holdings, Inc.

Dice Holdings, Inc. is a leading provider of specialized career websites for professional communities, including technology and engineering, capital markets and financial services, accounting and finance, and security clearance. Our mission is to help our customers source and hire the most qualified professionals in select and highly skilled occupations, and to help those professionals find the best job opportunities in their respective fields and further their careers. For more than 18 years, we have built our company by providing our customers with quick and easy access to high-quality, unique professional communities and offering those communities access to highly relevant career opportunities and information. Today, we serve multiple markets primarily in North America, Europe, the Middle East, Asia and Australia.

Notes Regarding the Use of Non-GAAP Financial Measures

Dice Holdings, Inc. (the “Company”) has provided certain non-GAAP financial information as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States (“GAAP”) and may be different from non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures, such as adjusted earnings before interest, taxes, depreciation, amortization, non-cash stock based compensation expense, non-cash impairment of intangible assets and add back of deferred revenue written off (“Adjusted EBITDA”), free cash flow and net debt, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the Company’s management uses these measures for reviewing the financial results of the Company and for budgeting and planning purposes.

Adjusted EBITDA

Adjusted EBITDA is a metric used by management to measure operating performance. Management uses Adjusted EBITDA as a performance measure for internal monitoring and planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability and performance comparisons between us and our competitors. The Company also uses this measure to calculate amounts of performance based compensation under the senior management incentive bonus program. Adjusted EBITDA, as defined in our Amended and Restated Credit Facility, represents net income (loss) before interest expense, interest income, income tax expense, depreciation and amortization, non-cash stock compensation expense, extraordinary or non-recurring non-cash income or expense, and to add back the deferred revenues written off in connection with the eFinancialCareers acquisition purchase accounting adjustments.

We consider Adjusted EBITDA, as defined above, to be an important indicator to investors because it provides information related to our ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements and to fund future growth as well as to monitor compliance with financial covenants. We present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides our board of directors, management and investors with additional information to measure our performance, provide comparisons from period to period and company to company by excluding potential differences caused by variations in capital structures (affecting interest expense) and tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), and to estimate our value.

We present this discussion of Adjusted EBITDA because covenants in our Amended and Restated Credit Facility contain ratios based on this measure. Our Amended and Restated Credit Facility is material to us because it is one of our primary sources of liquidity. If our Adjusted EBITDA were to decline below certain levels, covenants in our Amended and Restated Credit Facility that are based on Adjusted EBITDA may be violated and could cause, among other things, an inability to incur further indebtedness and in certain circumstances a default or mandatory prepayment under our Amended and Restated Credit Facility.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity.

Free Cash Flow

We define free cash flow as net cash provided by operating activities from continuing operations minus capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness or repurchase our common stock. We use free cash flow as a measure to reflect cash available to service our debt as well as to fund our expenditures. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it excludes cash used for capital expenditures during the period.

Net Debt

Net Debt is defined as total debt less cash and cash equivalents and marketable securities. We consider net debt to be an important measure of liquidity and an indicator of our ability to meet ongoing obligations. We also use net debt, among other measures, in evaluating our choices for capital deployment. Net Debt presented herein is a non-GAAP measure and may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, competition from existing and future competitors, failure to maintain and develop our reputation and brand recognition, failure to increase or maintain the number of customers who purchase recruitment packages, cyclicality or downturns in the economy or industries we serve, and the failure to attract qualified professionals or grow the number of qualified professionals who use our websites. These factors and others are discussed in more detail in the Company’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, under the headings “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our quarterly reports on Form 10-Q all of which are available on the Investor Relations page of our website at www.diceholdingsinc.com.

You should keep in mind that any forward-looking statement made by us herein, or elsewhere, speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

DICE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands except per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,
	2008	2007	2008	2007
Revenues	$39,642	$38,089	$119,492	$102,836

Operating expenses:
Cost of revenues	2,558	2,443	7,459	6,215
Product development	1,183	1,178	3,527	3,140
Sales and marketing	14,350	13,469	45,151	40,480
General and administrative	5,362	5,213	16,274	13,573
Depreciation	965	827	2,786	2,148
Amortization of intangible assets	4,186	4,661	12,665	14,662

Total operating expenses	28,604	27,791	87,862	80,218

Operating income	11,038	10,298	31,630	22,618
Interest expense	(2,441)	(3,387)	(7,609)	(10,027)
Interest income	528	371	1,502	527
Other income (expense)	135	—	(974)	—

Income from continuing operations before income taxes	9,260	7,282	24,549	13,118

Income tax expense	2,889	2,779	6,861	3,561

Income from continuing operations	6,371	4,503	17,688	9,557

Discontinued operations:
Income (loss) from discontinued operations	—	(460)	519	(1,301)
Income tax (expense) benefit from discontinued operations	—	154	—	5,310
Minority interest in net loss of subsidiary	—	—	—	121

Income (loss) from discontinued operations, net of tax	—	(306)	519	4,130

Net income	6,371	4,197	18,207	13,687
Convertible preferred stock dividends	—	—	—	(107,718)

Income (loss) attributable to common stockholders	$6,371	$4,197	$18,207	$(94,031)

Basic earnings (loss) per share:
From continuing operations	$0.10	$0.07	$0.28	$(5.82)
From discontinued operations	—	(0.01)	0.01	0.24

	$0.10	$0.06	$0.29	$(5.58)

Weighted average basic shares outstanding	62,204	49,873	62,188	16,868

Diluted earnings (loss) per share:
From continuing operations	$0.10	$0.07	$0.27	$(5.82)
From discontinued operations	—	—	0.01	0.24

	$0.10	$0.07	$0.28	$(5.58)

Weighted average diluted shares outstanding	65,836	64,401	65,595	16,868

DICE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	For the three months ended September 30,		For the nine months ended September 30,
	2008	2007	2008	2007
Cash flows provided by operating activities:
Net income	$6,371	$4,197	$18,207	$13,687

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	965	827	2,786	2,148
Amortization	4,186	4,661	12,665	14,662
Deferred income taxes	1,233	1,720	1,422	(1,496)
Gain on sale of joint venture	—	—	(611)	—
Amortization of deferred financing costs	209	202	625	538
Share based compensation	1,442	1,138	4,167	2,920
(Gain) loss on interest rate hedges	(135)	—	974	—
Changes in operating assets and liabilities:
Accounts receivable	2,757	(2,839)	6,585	(1,420)
Prepaid expenses and other assets	(310)	139	(359)	(1,362)
Accounts payable and accrued expenses	(327)	506	1,422	(683)
Income taxes payable	556	950	2,993	59
Deferred revenue	(3,825)	(66)	(751)	9,288
Other, net	22	(648)	58	(150)

Net cash provided by operating activities	13,144	10,787	50,183	38,191

Cash flows provided by (used for) investing activities:
Purchases of fixed assets	(893)	(1,048)	(3,043)	(2,572)
Purchases of marketable securities	(22,274)	—	(49,197)	(200)
Maturities and sales of marketable securities	29,593	200	40,988	400
Other, net	—	—	—	(32)

Net cash provided by (used for) investing activities	6,426	(848)	(11,252)	(2,404)

Cash flows provided by (used for) financing activities:
Proceeds from long-term debt	—	—	—	113,000
Payments on long-term debt	(21,400)	(55,300)	(24,100)	(77,300)
Dividends paid on convertible preferred stock	—	—	—	(107,718)
Dividends paid on common stock	—	—	—	(180)
Payments to holders of vested stock options in lieu of dividends	—	—	—	(4,602)
Financing costs paid	—	(7)	—	(2,246)
Proceeds from initial public offering	—	81,003	—	81,003
Payment of costs related to initial public offering	—	(981)	(354)	(1,437)
Proceeds from stock option exercises	49	89	58	89
Other	—	—	—	(175)

Net cash provided by (used for) financing activities	(21,351)	24,804	(24,396)	434

Net cash provided by (used for) operating activities of discontinued operations	—	203	(409)	583
Net cash used for investing activities of discontinued operations	—	—	—	(6)

Net cash provided by (used for) discontinued operations	—	203	(409)	577

Effect of exchange rate changes	(2,574)	29	(1,334)	154

Net change in cash and cash equivalents for the period	(4,355)	34,975	12,792	36,952
Cash and cash equivalents, beginning of period	74,672	7,661	57,525	5,684

Cash and cash equivalents, end of period	$70,317	$42,636	$70,317	$42,636

DICE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	September 30, 2008	December 31, 2007
ASSETS
Current assets
Cash and cash equivalents	$70,317	$57,525
Marketable securities	8,289	150
Accounts receivable, net	11,911	19,112
Deferred income taxes - current	5,386	13,750
Prepaid and other current assets	2,159	2,582
Current assets of discontinued operations	—	195

Total current assets	98,062	93,314

Fixed assets, net	5,968	5,768
Acquired intangible assets, net	64,848	78,572
Goodwill	154,454	159,773
Deferred financing costs, net	2,916	3,541
Other assets	299	484
Non-current assets of discontinued operations	—	135

Total assets	$326,547	$341,587

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$12,654	$11,971
Deferred revenue	44,854	46,230
Current portion of long-term debt	1,000	2,850
Income taxes payable	5,154	3,697
Current liabilities of discontinued operations	—	1,404

Total current liabilities	63,662	66,152
Long-term debt	99,300	121,550
Deferred income taxes - non-current	19,184	26,256
Interest rate hedge liability	649	—
Other long-term liabilities	6,555	7,002

Total liabilities	189,350	220,960

Total stockholders’ equity	137,197	120,627

Total liabilities and stockholders’ equity	$326,547	$341,587

Supplemental Information and Non-GAAP Reconciliations

On the pages that follow, the Company has provided certain supplemental information that we believe will assist the reader in assessing our business operations and performance, including certain non-GAAP financial information and required reconciliations to the most comparable GAAP measure. Historical results for each quarter of 2006 and 2007 can be found at our website www.diceholdingsinc.com under the Investor Relations section. Supplemental schedules provided include:

Quarterly Adjusted EBITDA Reconciliation

A reconciliation of Adjusted EBITDA for the quarter and nine months ended September 30, 2008 and 2007 is provided. This information provides the reader with the information we believe is necessary to analyze the Company.

Quarterly Supplemental Data and Certain Non-GAAP Reconciliations

On this schedule, the Company provides certain non-GAAP information for the quarter and nine months ended September 30, 2008 and 2007 that we believe is useful to understanding the business operations of the Company, namely, Adjusted Revenues By Segment, which reflects historical revenues adjusted for the addition of deferred revenue that was previously written off as part of purchase accounting adjustments related to the eFinancialCareers acquisition.

DICE HOLDINGS, INC.

QUARTERLY ADJUSTED EBITDA RECONCILIATIONS

(Unaudited)

(in thousands)

	For the three months ended September 30,		For the nine months ended September 30,
	2008	2007	2008	2007
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$6,371	$4,197	$18,207	$13,687
Discontinued operations	—	306	(519)	(4,130)
Interest income	(528)	(371)	(1,502)	(527)
Interest expense	2,441	3,387	7,609	10,027
Income tax expense	2,889	2,779	6,861	3,561
Depreciation	965	827	2,786	2,148
Amortization of intangible assets	4,186	4,661	12,665	14,662
Non-cash stock compensation expense	1,442	1,138	4,167	2,920
Other (income) expense	(135)	—	974	—
Deferred revenue adjustment	—	248	—	1,524

Adjusted EBITDA	$17,631	$17,172	$51,248	$43,872

Reconciliation of Operating Cash Flows to Adjusted EBITDA:
Net cash provided by operating activities	$13,144	$10,787	$50,183	$38,191
Interest expense	2,441	3,387	7,609	10,027
Interest income	(528)	(371)	(1,502)	(527)
Income tax expense	2,889	2,779	6,861	3,561
Deferred income taxes	(1,233)	(1,720)	(1,422)	1,496
Change in accounts receivable	(2,757)	2,839	(6,585)	1,420
Change in deferred revenue	3,825	66	751	(9,288)
Changes in working capital	59	(947)	(4,114)	2,136
Deferred financing costs	(209)	(202)	(625)	(538)
Adjustments for cash flows from discontinued operations	—	306	(519)	(4,130)
Gain on discontinued operations	—	—	611	—
Deferred revenue adjustment	—	248	—	1,524

Adjusted EBITDA	$17,631	$17,172	$51,248	$43,872

DICE HOLDINGS, INC.

NON-GAAP RECONCILIATIONS AND QUARTERLY SUPPLEMENTAL DATA

(Unaudited)

(dollars in thousands except per customer data)

	For the three months ended September 30,		For the nine months ended September 30,
	2008	2007	2008	2007
Reconciliation of GAAP Reported Revenue by Segment to Adjusted Revenue by Segment
DCS Online:
Reported Actual	$27,199	$26,557	$81,695	$75,141

DCS Online	27,199	26,557	81,695	75,141

eFinancialCareers:
Reported Actual	9,862	8,349	29,563	19,991
Deferred Revenue Adjustment (1)	—	147	—	827

eFinancialCareers	9,862	8,496	29,563	20,818

Other:
Reported Actual	2,581	3,183	8,234	7,704
Deferred Revenue Adjustment (1)	—	101	—	697

Other	2,581	3,284	8,234	8,401

Consolidated:
Reported Actual	$39,642	$38,089	$119,492	$102,836
Deferred Revenue Adjustment (1)	—	248	—	1,524

Total Adjusted Revenue	$39,642	$38,337	$119,492	$104,360

Percentage of Adjusted Revenue by Segment
DCS Online	68.6%	69.3%	68.4%	72.0%
eFinancialCareers	24.9%	22.2%	24.7%	19.9%
Other	6.5%	8.6%	6.9%	8.0%

	100.0%	100.0%	100.0%	100.0%

Sales and Marketing Expense	$14,350	$13,469	$45,151	$40,480
Sales and Marketing Expense as a Percentage of:
Actual Revenue	36.2%	35.4%	37.8%	39.4%
Adjusted Revenue	36.2%	35.1%	37.8%	38.8%

Adjusted EBITDA	$17,631	$17,172	$51,248	$43,872
Adjusted EBITDA Margin	44.5%	44.8%	42.9%	42.0%

Dice.com Recruitment Package Customers
Beginning of period	8,950	8,800	8,700	7,600
End of period	8,800	9,000	8,800	9,000

Dice.com Average Monthly Revenue per Recruitment Package Customer (2)	$849	$839	n.a.	n.a.

Net cash provided by operating activities	$13,144	$10,787	$50,183	$38,191
Purchases of fixed assets	(893)	(1,048)	(3,043)	(2,572)

Free Cash Flow	$12,251	$9,739	$47,140	$35,619

Deferred Revenue (end of period)	$44,854	$43,871	n.a.	n.a.

Segment Definitions:
DCS Online: Dice.com and ClearanceJobs eFinancialCareers: eFinancialCareers worldwide, excluding North America
Other: eFinancialCareers (North America), Targeted Job Fairs, JobsintheMoney

(1)	Deferred revenue adjustments are related to deferred revenue written off in application of purchase accounting. See discussion at “Supplemental Information and Non-GAAP Reconciliations.”
(2)	Reflects simple average of three months in each quarterly period.